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                                                                    EXHIBIT 21.1
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                        SUBSIDIARIES OF THE REGISTRANT

Name                                        Jurisdiction of Formation           Ownership
----                                        -------------------------           ---------
DPE International, Inc.                     Delaware (USA)                         100%
Fleet Acquisition Corp.                     Nevada (USA)                           100%
Freight On Broad International Limited      United Kingdom                         100%
Pony Express Delivery Services, Inc.        Delaware (USA)                         100%
Sky International Limited                   United Kingdom                         100%
SkyNet, Inc.                                New York (USA)                         100%
SkyNet Worldwide Express Pty Ltd.           New South Wales, Australia             100%